Exhibit 15.2

Date: June 28, 2019

MOGU Inc.

Zheshang Wealth Center, 12/F, Building No. 1, No. 99 Gudun Road

Xihu District, Hangzhou, 310012

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summaries of our opinions under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in MOGU Inc.’s Annual Report on Form 20-F for the fiscal year ended March 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in June 2019, and further consent to the incorporation by reference of the summaries of our opinions that appear under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in the Annual Report into the Registration Statement on Form S-8 (File No. 333-229419) pertaining to MOGU Inc.’s Amended and Restated Global Share Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ CM Law Firm
CM Law Firm